Exhibit 10.14

January 16, 2015

Eric Green

113 Bathgate Lane

Cary, NC 27513

Dear Eric:

It is with a great deal of pleasure that I write to confirm the details of your promotion within inVentiv Health, Inc. (“inVentiv Health”, or the “Company”). Effective November 1, 2014, your new business title will be General Counsel, reporting to Michael Bell.

Your new annual salary will be $370,000, payable in accordance with the Company’s regular payroll practices and subject to all applicable taxes and withholdings. Additionally, you will be eligible for a bonus target of 45% of your annual salary. The provisions of your benefits such as medical, insurance, vacation, and 401(k) will remain the same. Nothing in this letter changes the at-will nature of your employment, as outlined in your original offer letter with the Company.

You will be eligible to participate in the inVentiv Group Holdings, Inc. 2010 Equity Incentive Plan per the terms of the plan administered under separate cover. Under this program, you will receive an equity award (“EIP Award”), of two-thousand (2,000) restricted stock units. In addition, you will be eligible for the Company’s Long Term Incentive Plan (LTIP). In 2015, we will grant you an LTIP award with value equal to $300,000. Please understand these awards are pending formal approval by the Compensation Committee. The terms of the EIP and LTIP awards, if approved, will be subject to the terms of the Company’s equity plans and related agreements.

inVentiv Health has made significant progress due to the individual and collective efforts of all of our employees. Thank you for your contributions towards this endeavor. We are looking forward to tapping into your creativity and enthusiasm as we continue to move forward.

Sincerely,

/s/ Greg Limoges

Greg Limoges

VP, Total Rewards & Corp HR

inVentiv Health, Inc.

cc:	Personnel File